Pricing Supplement No. 2862B
To underlying supplement No. 1 dated August 17, 2015,

product supplement B dated July 31, 2015,

prospectus supplement dated July 31, 2015 and

prospectus dated April 27, 2016

Registration Statement No. 333-206013 Rule 424(b)(2)

Deutsche Bank AG

$2,000,000 Autocallable Securities Linked to the Lesser Performing of the iShares® MSCI EAFE ETF and the Russell 2000® Index due January 10, 2019

General

•	The securities are designed for investors who seek a return linked to the lesser performing of the iShares® MSCI EAFE ETF (the “Fund”) and the Russell 2000® Index (the “Index,” and each of the Fund and the Index, an “Underlying”). The securities will be automatically called if, on any of the semi-annual Observation Dates, the Closing Levels of both Underlyings are greater than or equal to their respective Initial Levels. If the securities are automatically called, investors will receive on the applicable Call Settlement Date a cash payment per $1,000 Face Amount of securities equal to the Face Amount multiplied by the applicable Call Return based on a rate of 9.00% per annum. The securities will cease to be outstanding following an Automatic Call and no further payments will be made following the Call Settlement Date.

•	If the securities are not automatically called and the Final Level of the lesser performing Underlying, which we refer to as the “Laggard Underlying,” is greater than or equal to its Buffer Level (equal to 80.00% of its Initial Level), investors will receive at maturity a positive return on the securities equal to the Digital Return of 4.00%. However, if the securities are not automatically called and the Final Level of the Laggard Underlying is less than its Buffer Level, for each $1,000 Face Amount of securities, investors will lose 1.25% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than the Buffer Amount of 20.00%. The securities do not pay coupons or dividends and investors should be willing to lose some or all of their investment if the securities are not automatically called and the Final Level of either Underlying is less than its Buffer Level. Any payment on the securities is subject to the credit of the Issuer.

•	The first Observation Date, and therefore the earliest date on which an Automatic Call may be initiated, is January 8, 2018.

•	Senior unsecured obligations of Deutsche Bank AG due January 10, 2019

•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.

•	The securities priced on July 6, 2017 (the “Trade Date”) and are expected to settle on July 11, 2017 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlyings:	Underlying	Ticker Symbol	Initial Level	Buffer Level
	iShares® MSCI EAFE ETF	EFA	$65.12	$52.10
	Russell 2000® Index	RTY	1,420.147	1,136.118
Automatic Call:	The securities will be automatically called by the Issuer if, on any of the Observation Dates, the Closing Levels of both Underlyings are greater than or equal to their respective Initial Levels.

	(Key Terms continued on next page)

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement, page PS-5 of the accompanying prospectus supplement and page 13 of the accompanying prospectus and “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

The Issuer’s estimated value of the securities on the Trade Date is $989.50 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on page PS-3 of this pricing supplement for additional information.

By acquiring the securities, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the securities or the conversion of the securities into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the securities. Please see “Resolution Measures and Deemed Agreement” on page PS-4 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$0.50	$999.50
Total	$2,000,000.00	$1,000.00	$1,999,000.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement. The securities will be sold with underwriting discounts and commissions in an amount of $0.50 per $1,000 Face Amount of securities.

The agent for this offering is our affiliate. For more information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

Deutsche Bank Securities

July 6, 2017

(Key Terms continued from previous page)

Payment upon an Automatic Call:	If the securities are automatically called, you will receive a cash payment per $1,000 Face Amount of securities on the related Call Settlement Date equal to the Face Amount multiplied by the Call Return for the applicable Observation Date. The Call Returns are based on a rate of 9.00% per annum. The securities will cease to be outstanding following an Automatic Call and no further payments will be made following the Call Settlement Date. The Observation Dates, Call Settlement Dates, Call Returns and the payment due upon an Automatic Call applicable to each Observation Date are set forth in the table below.

	Observation Date	Call Settlement Date	Call Return	Payment upon an Automatic Call (per $1,000 Face Amount of securities)
	January 8, 2018	January 11, 2018	4.50%	$1,045.00
	July 6, 2018	July 11, 2018	9.00%	$1,090.00
	January 7, 2019 (Final Valuation Date)	January 10, 2019 (Maturity Date)	13.50%	$1,135.00

Observation Dates[1]:	Semi-annually, on the dates set forth in the table under “Payment upon an Automatic Call” above
Call Settlement Date[1]:	As set forth in the table under “Payment upon an Automatic Call” above. The Call Settlement Date for the final Observation Date will be the Maturity Date.
Payment at Maturity:	If the securities are not automatically called, you will receive a cash payment at maturity that will depend solely on the Final Level of the Laggard Underlying, calculated as follows:

•   If the Final Level of the Laggard Underlying is greater than or equal to its Buffer Level, you will receive a cash payment at maturity per $1,000 Face Amount of securities calculated as follows:

$1,000 + ($1,000 x Digital Return)

• If the Final Level of the Laggard Underlying is less than its Buffer Level, you will receive a cash payment at maturity per $1,000 Face Amount of securities calculated as follows:

$1,000 + [$1,000 x (Underlying Return of the Laggard Underlying + Buffer Amount) x Downside Participation Factor]

If the securities are not automatically called and the Final Level of the Laggard Underlying is less than its Buffer Level, for each $1,000 Face Amount of securities, you will lose 1.25% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than the Buffer Amount. In this circumstance, you will lose some or all of your investment at maturity. Any payment at maturity is subject to the credit of the Issuer.
Laggard Underlying:	The Underlying with the lower Underlying Return on the Final Valuation Date. If the calculation agent determines that the two Underlyings have equal Underlying Returns, then the calculation agent will, in its sole discretion, designate either of the Underlyings as the Laggard Underlying.
Digital Return:	4.00%
Downside Participation Factor:	125.00%
Buffer Level:	For each Underlying, 80.00% of the Initial Level of such Underlying, as set forth in the table under “Underlyings” above
Buffer Amount:	20.00%
Underlying Return:	For each Underlying, the performance of such Underlying from its Initial Level to its Final Level, calculated as follows:

Final Level – Initial Level
Initial Level

The Underlying Return for each Underlying may be positive, zero or negative.
Initial Level:	For each Underlying, the Closing Level of such Underlying on July 5, 2017, as set forth in the table under “Underlyings” above. The Initial Level for each Underlying is not the Closing Level of such Underlying on the Trade Date.
Final Level:	For each Underlying, the Closing Level of such Underlying on the Final Valuation Date
Closing Level:

For the Fund, the closing price of one share of the Fund on the relevant date of calculation multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent.

For the Index, the closing level of the Index on the relevant date of calculation.

Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.
Trade Date:	July 6, 2017
Settlement Date:	July 11, 2017
Final Valuation Date[1]:	January 7, 2019
Maturity Date[1]:	January 10, 2019
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	25155MCG4 / US25155MCG42

[1]	Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement. If an Observation Date is postponed, the related Call Settlement Date will be postponed as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

PS-3

Resolution Measures and Deemed Agreement

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or the “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (the “SRM Regulation”), works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the securities may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the securities, you will be bound by and deemed irrevocably to consent to the provisions set forth in the accompanying prospectus, which we have summarized below.

By acquiring the securities, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the securities may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the securities; (ii) convert the securities into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the securities to another entity, the amendment, modification or variation of the terms and conditions of the securities or the cancellation of the securities. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the securities, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the securities to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “indenture agent”) for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities; and

•	will be deemed irrevocably to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the securities; (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such securities to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the securities as it may be imposed, without any further action or direction on your part or on the part of the trustee or the indenture agents; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measures” section of the accompanying prospectus are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the securities.

This is only a summary, for more information please see the accompanying prospectus dated April 27, 2016, including the risk factors beginning on page 13 of such prospectus.

PS-4

Additional Terms Specific to the Securities

You should read this pricing supplement together with underlying supplement No. 1 dated August 17, 2015, product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these securities are a part and the prospectus dated April 27, 2016. Delaware Trust Company, which acquired the corporate trust business of Law Debenture Trust Company of New York, is the successor trustee of the securities. When you read the accompanying underlying supplement, product supplement and prospectus supplement, please note that all references in such supplements to the prospectus dated July 31, 2015, or to any sections therein, should refer instead to the accompanying prospectus dated April 27, 2016 or to the corresponding sections of such prospectus, as applicable, unless otherwise specified or the context otherwise requires. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated August 17, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006546/crt_dp58829-424b2.pdf

•	Product supplement B dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

•	Prospectus supplement dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus dated April 27, 2016:

https://www.sec.gov/Archives/edgar/data/1159508/000119312516559607/d181910d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

PS-5

Hypothetical Examples

The tables and hypothetical examples set forth below are for illustrative purposes only. The actual returns applicable to a purchaser of the securities will be determined on the relevant Observation Date or on the Final Valuation Date, as applicable. The following results are based solely on the hypothetical examples cited below. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the tables and hypothetical examples below may have been rounded for ease of analysis.

If the securities are called:

The following table illustrates the payment due upon an Automatic Call per $1,000 Face Amount of securities on each of the Observation Dates. The Call Returns below are based on a rate of 9.00% per annum.

Observation Date	Call Settlement Date	Call Return	Payment upon an Automatic Call (per $1,000 Face Amount of securities)
January 8, 2018	January 11, 2018	4.50%	$1,045.00
July 6, 2018	July 11, 2018	9.00%	$1,090.00
January 7, 2019 (Final Valuation Date)	January 10, 2019 (Maturity Date)	13.50%	$1,135.00

If the securities are not called:

The following table illustrates the hypothetical Payments at Maturity per $1,000 Face Amount of securities for a hypothetical range of performances if the securities are not automatically called. The hypothetical Payments at Maturity set forth below reflect the Digital Return of 4.00%, the Buffer Amount of 20.00%, the Buffer Level for each Underlying equal to 80.00% of its Initial Level and the Downside Participation Factor of 125.00%. The actual Initial Level and Buffer Level for each Underlying are set forth on the cover of this pricing supplement. We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for purposes of calculating the Payment at Maturity.

Hypothetical Underlying Return of the Laggard Underlying (%)	Hypothetical Payment at Maturity ($)	Hypothetical Return on the Securities (%)
100.00%	N/A	N/A
90.00%	N/A	N/A
80.00%	N/A	N/A
70.00%	N/A	N/A
60.00%	N/A	N/A
50.00%	N/A	N/A
40.00%	N/A	N/A
30.00%	N/A	N/A
20.00%	N/A	N/A
10.00%	N/A	N/A
5.00%	N/A	N/A
0.00%	N/A	N/A
-5.00%	$1,040.00	4.00%
-10.00%	$1,040.00	4.00%
-15.00%	$1,040.00	4.00%
-20.00%	$1,040.00	4.00%
-21.00%	$987.50	-1.25%
-30.00%	$875.00	-12.50%
-40.00%	$750.00	-25.00%
-50.00%	$625.00	-37.50%
-60.00%	$500.00	-50.00%
-70.00%	$375.00	-62.50%
-80.00%	$250.00	-75.00%
-90.00%	$125.00	-87.50%
-100.00%	$0.00	-100.00%

N/A: Not applicable because the securities will be automatically called if the Final Level of the Laggard Underlying is greater than or equal to its Initial Level.

PS-6

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the returns set forth in the tables above are calculated.

Example 1: The Closing Levels of both Underlyings are greater than their respective Initial Levels on the first Observation Date. Because the Closing Levels of both Underlyings on the first Observation Date are greater than their respective Initial Levels, the securities are automatically called on the first Observation Date and the investor will receive on the related Call Settlement Date a cash payment of $1,045.00 per $1,000 Face Amount of securities. There will be no further payments on the securities.

Example 2: The Closing Level of at least one Underlying is less than its Initial Level on the first Observation Date and the Closing Levels of both Underlyings are greater than their respective Initial Levels on the second Observation Date. Because the Closing Level of at least one Underlying is less than its Initial Level on the first Observation Date, the securities are not automatically called on the first Observation Date. Because the Closing Levels of both Underlyings are greater than their respective Initial Levels on the second Observation Date, the securities are automatically called on the second Observation Date and the investor will receive on the related Call Settlement Date a cash payment of $1,090.00 per $1,000 Face Amount of securities. There will be no further payments on the securities.

Example 3: The Closing Level of at least one Underlying is less than its Initial Level on the first and second Observation Dates and the Closing Levels of both Underlyings are greater than their respective Initial Levels on the final Observation Date. Because the Closing Level of at least one Underlying is less than its Initial Level on the first and second Observation Dates, the securities are not automatically called on the first or second Observation Dates. Because the Closing Levels of both Underlyings are greater than their respective Initial Levels on the final Observation Date, the securities are automatically called and the investor will receive on the Maturity Date a cash payment of $1,135.00 per $1,000 Face Amount of securities.

Example 4: The Closing Level of at least one Underlying is less than its Initial Level on each Observation Date (including the final Observation Date) and the Final Level of the Laggard Underlying is greater than its Buffer Level, resulting in an Underlying Return of the Laggard Underlying of -15.00%. Because the Closing Level of at least one Underlying is less than its Initial Level on each Observation Date (including the final Observation Date), the securities are not automatically called. Because the Final Level of the Laggard Underlying is greater than its Buffer Level, the investor will receive on the Maturity Date a cash payment of $1,040.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Digital Return)

$1,000 + ($1,000 x 4.00%) = $1,040.00

Example 5: The Closing Level of at least one Underlying is less than its Initial Level on each Observation Date (including the final Observation Date) and the Final Level of the Laggard Underlying is less than its Buffer Level (while the Final Level of the other Underlying is greater than its Initial Level), resulting in an Underlying Return of the Laggard Underlying of -50.00%. Because the Closing Level of at least one Underlying is less than its Initial Level on each Observation Date (including the final Observation Date), the securities are not automatically called. Because the Final Level of the Laggard Underlying is less than its Buffer Level, despite the Final Level of the other Underlying being greater than its Initial Level, the investor will receive on the Maturity Date a cash payment of $625.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 x (Underlying Return of the Laggard Underlying + Buffer Amount) x Downside Participation Factor]

$1,000 + [$1,000 x (-50.00% + 20.00%) x 125.00%] = $625.00

Example 6: The Closing Level of at least one Underlying is less than its Initial Level on each Observation Date (including the final Observation Date) and the Final Levels of both Underlyings are less than their respective Initial Levels, with the Final Level of the Laggard Underlying being less than its Buffer Level, resulting in an Underlying Return of the Laggard Underlying of -70.00%. Because the Closing Level of at least one Underlying is less than its Initial Level on each Observation Date (including the final Observation Date), the securities are not automatically called. Because the Final Level of the Laggard Underlying is less than its Buffer Level, the investor will receive on the Maturity Date a cash payment of $375.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 x (Underlying Return of the Laggard Underlying + Buffer Amount) x Downside Participation Factor]

$1,000 + [$1,000 x (-70.00% + 20.00%) x 125.00%] = $375.00

PS-7

Selected Purchase Considerations

•	STEP-UP APPRECIATION POTENTIAL ― If the Closing Levels of both Underlyings on any semi-annual Observation Date (including the final Observation Date) are greater than or equal to their respective Initial Levels, the securities will be automatically called. If the securities are automatically called, you will receive on the applicable Call Settlement Date a cash payment per $1,000 Face Amount of securities equal to the Face Amount multiplied by the applicable Call Return based on a rate of 9.00% per annum. Even if the securities are not automatically called, if the Final Level of the Laggard Underlying is greater than or equal to its Buffer Level, you will receive on the Maturity Date a positive return on the securities equal to the Digital Return of 4.00%. In this circumstance, you will receive a Payment at Maturity of $1,040 per $1,000 Face Amount of securities, which is less than the payment of $1,350 per $1,000 Face Amount of securities that you would have received if the securities were automatically called on the Maturity Date. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	LIMITED PROTECTION AGAINST LOSS — If the securities are not automatically called and the Final Level of the Laggard Underlying is greater than or equal to its Buffer Level, you will receive at maturity a positive return on the securities equal to the Digital Return. However, if the securities are not automatically called and the Final Level of the Laggard Underlying is less than its Buffer Level, for each $1,000 Face Amount of securities, you will lose 1.25% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than the Buffer Amount. In this circumstance, you will lose some or all of your investment.

•	POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF THE AUTOMATIC CALL FEATURE ― While the original term of the securities is approximately eighteen months, the securities will be automatically called if the Closing Levels of both Underlyings on any semi-annual Observation Date (including the final Observation Date) are greater than or equal to their respective Initial Levels, and you will receive the applicable payment corresponding to that Observation Date, as set forth on the cover of this pricing supplement.

•	RETURN LINKED TO THE LESSER PERFORMING OF THE TWO UNDERLYINGS — The return on the securities, which may be positive, zero or negative, is linked to the lesser performing of the iShares® MSCI EAFE ETF and the Russell 2000® Index as described herein. If the securities are not automatically called, the Payment at Maturity you receive, if any, will be determined solely by reference to the performance of the Laggard Underlying.

iShares® MSCI EAFE ETF

The iShares® MSCI EAFE ETF is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI EAFE ETF. The iShares® MSCI EAFE ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian and Far Eastern markets, as measured by the MSCI EAFE® Index (the “Tracked Index”). The iShares® MSCI EAFE ETF trades on NYSE Arca under the ticker symbol “EFA.” It is possible that the iShares® MSCI EAFE ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of the Tracked Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the iShares® MSCI EAFE ETF, the fees and expenses of the iShares® MSCI EAFE ETF or due to other circumstances. The investment advisor (the “Fund Advisor”) to the iShares® MSCI EAFE ETF is Blackrock Fund Advisors. This is only a summary of the iShares® MSCI EAFE ETF. For more information on the iShares® MSCI EAFE ETF, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The iShares Exchange Traded Funds — iShares® MSCI EAFE ETF” in the accompanying underlying supplement No. 1 dated August 17, 2015. For more information on the MSCI EAFE® Index, please see the section entitled “The MSCI Indices — The MSCI EAFE® Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is only a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices — The Russell 2000® Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

PS-8

•	TAX CONSEQUENCES— In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity or other taxable disposition of your securities and (ii) the gain or loss on your securities should be short-term capital gain or loss unless you have held the securities for more than one year, in which case the gain or loss should be long-term capital gain or loss. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Withholding under legislation commonly referred to as “FATCA” might (if the securities were recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the securities, as well as to the payment of gross proceeds of a taxable disposition, including redemption at maturity, of a security. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the securities.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, the applicable regulations exclude from the scope of Section 871(m) instruments issued in 2017 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-9

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings or in any of the components of the Underlyings. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your investment. The return on the securities is linked solely to the performance of the Laggard Underlying and will depend on whether the securities are automatically called and whether the Final Level of the Laggard Underlying is less than its Buffer Level, as applicable. If the securities are not automatically called and the Final Level of the Laggard Underlying is less than its Buffer Level, for each $1,000 Face Amount of securities, you will lose 1.25% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than the Buffer Amount. In this circumstance, you will lose some or all of your investment at maturity. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	THE RETURN ON THE SECURITIES IS LIMITED — If the securities are automatically called, the return on the securities will be limited by the pre-specified Call Return on the relevant Observation Date, regardless of the performance of the Underlyings. In addition, since the securities could be called as early as the first Observation Date, the term of your investment could be as short as approximately six months and your return on the securities would be less than what you would have received if the securities were called on a later Observation Date. If the securities are not automatically called and the Final Level of the Laggard Underlying is greater than or equal to its Buffer Level, you will receive a positive return on the securities equal to the Digital Return. In this circumstance, your positive return on the securities will be limited to 4.00%, and you will receive a Payment at Maturity of $1,040 per $1,000 Face Amount of securities, which is less than the payment of $1,350 per $1,000 Face Amount of securities that you would have received if the securities were automatically called on the Maturity Date. However, if the securities are not automatically called and the Final Level of the Laggard Underlying is less than its Buffer Level, for each $1,000 Face Amount of securities, you will lose 1.25% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than the Buffer Amount. Therefore, the return on the securities is limited regardless of whether the securities are automatically called or not.

•	REINVESTMENT RISK — If the securities are automatically called, the term of the securities may be reduced to as short as approximately six months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

•	IF THE SECURITIES ARE NOT AUTOMATICALLY CALLED, YOUR PAYMENT AT MATURITY WILL BE DETERMINED SOLELY BY THE PERFORMANCE OF THE LAGGARD UNDERLYING — If the securities are not automatically called, the Payment at Maturity will be determined solely by reference to the performance of the Laggard Underlying, without taking into consideration the performance of the other Underlying.

•	A HIGHER DIGITAL/CALL RETURN OR A LOWER BUFFER LEVEL FOR EACH UNDERLYING MAY REFLECT A GREATER EXPECTED VOLATILITY OF ONE OR BOTH UNDERLYINGS, WHICH IS GENERALLY ASSOCIATED WITH A GREATER RISK OF LOSS — Volatility is a measure of the degree of variation in the trading prices of an asset over a period of time. The greater the expected volatility at the time the terms of the securities are set on the Trade Date, the greater the expectation is at that time that at least one of the Underlyings may close below its Buffer Level on the Final Valuation Date (resulting in a loss of some or all of your investment). In addition, the economic terms of the securities, including the Buffer Levels and the Digital/Call Return, are based, in part, on the expected volatility of the Underlyings at the time the terms of the securities are set on the Trade Date, where higher expected volatility will generally lead to a higher Digital/Call Return or a lower Buffer Level for each Underlying. Accordingly, a higher Digital/Call Return as compared with the expected return on our conventional fixed income securities with a similar maturity or the expected return on our other similarly structured securities will generally indicate a greater risk of loss, while a lower Buffer Level for each Underlying as compared with otherwise comparable securities does not necessarily indicate that the securities have a greater likelihood of returning your investment at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of some or all of your investment at maturity.

•	THE SECURITIES DO NOT PAY ANY COUPONS — Unlike ordinary debt securities, the securities do not pay any coupons and do not guarantee any return of your investment at maturity.

PS-10

•	THE SECURITIES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The securities are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and, in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

•	THE SECURITIES MAY BE WRITTEN DOWN, BE CONVERTED INTO ORDINARY SHARES OR OTHER INSTRUMENTS OF OWNERSHIP OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations described above under “Resolution Measures and Deemed Agreement,” the securities are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us, which may include: writing down, including to zero, any claim for payment on the securities; converting the securities into ordinary shares of (i) the Issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the securities to another entity, amending, modifying or varying the terms and conditions of the securities or cancelling the securities. The competent resolution authority may apply Resolution Measures individually or in any combination.

The German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”) provides that, in a German insolvency proceeding of the Issuer, certain specifically defined senior unsecured debt instruments would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of the Issuer and be satisfied only if all such other senior unsecured obligations of the Issuer have been paid in full. This prioritization would also be given effect if Resolution Measures are imposed on the Issuer, so that obligations under debt instruments that rank junior in insolvency as described above would be written down or converted into common equity tier 1 instruments before any other senior unsecured obligations of the Issuer are written down or converted. A large portion of our liabilities consist of senior unsecured obligations that either fall outside the statutory definition of debt instruments that rank junior to other senior unsecured obligations according to the Resolution Mechanism Act or are expressly exempted from such definition.

Among those unsecured unsubordinated obligations that are expressly exempted are money market instruments and senior unsecured debt instruments whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment, or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate and is settled by monetary payment. This order of priority introduced by the Resolution Mechanism Act would apply in German insolvency proceedings instituted, or when Resolution Measures are imposed, on or after January 1, 2017 with effect for debt instruments of the Issuer outstanding at that time. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “Structured Debt Securities,” and which do not, referred to herein as the “Non-Structured Debt Securities.” We expect the securities offered herein to be classified as Structured Debt Securities, but the competent regulatory authority or court may classify the securities differently. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the Structured Debt Securities are expected to be among the unsecured unsubordinated obligations that would bear losses after the Non-Structured Debt Securities as described above. Nevertheless, you may lose some or all of your investment in the securities if a Resolution Measure becomes applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool.

PS-11

By acquiring the securities, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the securities following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the Indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act. Furthermore, because the securities are subject to any Resolution Measure, secondary market trading in the securities may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the securities, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the indenture agents for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

•	INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYINGS OR THE SECURITIES COMPOSING THE UNDERLYINGS — The return on the securities may not reflect the return you would have realized if you had directly invested in the Underlyings or the securities composing the Underlyings. For instance, your return on the securities is solely dependent upon the performance of the Laggard Underlying, and you will not participate in any potential increase in the price or level, as applicable, of either Underlying, which could be significant.

•	IF THE PRICES OR LEVELS, AS APPLICABLE, OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the prices or levels, as applicable, of the Underlyings. Changes in the prices or levels, as applicable, of the Underlyings may not result in comparable changes in the value of your securities.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or the securities composing the Underlyings would have.

•	YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE PRICE OR LEVEL, AS APPLICABLE, OF EACH UNDERLYING — Your return on the securities, if any, is not linked to a basket consisting of the Underlyings. Rather, any payment on the securities will be determined solely by reference to the performance of the Laggard Underlying without taking into consideration the performance of the other Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each of the Underlyings and your return will be based solely on the performance of the Laggard Underlying, as measured on each Observation Date (including the Final Valuation Date). Poor performance by either Underlying over the term of the securities may adversely affect your return on the securities and will not be offset or mitigated by a positive performance by the other Underlying.

PS-12

•	BECAUSE THE SECURITIES ARE LINKED TO THE LESSER PERFORMING OF THE TWO UNDERLYINGS, YOU ARE EXPOSED TO A GREATER RISK OF LOSING SOME OR ALL OF YOUR INVESTMENT THAN IF THE SECURITIES WERE LINKED TO JUST ONE UNDERLYING — The risk that you will lose some or all of your investment in the securities is greater than in substantially similar securities that are linked to the performance of just one of the Underlyings. With two Underlyings, it is more likely that the Final Level of at least one Underlying will be less than its Buffer Level than if the securities were linked to only one Underlying, and therefore, it is more likely that you will receive a Payment at Maturity that is less than your initial investment. In addition, the performance of the Underlyings may not be correlated. If the performance of the Underlyings is not correlated, or is negatively correlated, the potential for the level of at least one Underlying to be less than its Buffer Level on the Final Valuation Date is even greater. Although the correlation of the Underlyings’ performance may change over the term of the securities, the Buffer Level is determined, in part, based on the correlation of the Underlyings’ performance at the time when the terms of the securities are finalized. A lower Buffer Level is generally associated with a lower correlation of the Underlyings, which reflects a greater potential for loss on your investment at maturity.

•	THE INDEX REFLECTS THE PRICE RETURN OF THE STOCKS COMPOSING THE INDEX, NOT THEIR TOTAL RETURN INCLUDING ALL DIVIDENDS AND OTHER DISTRIBUTIONS — The Index reflects the changes in the market prices of the stocks composing the Index. The Index is not, however, a “total return” index, which, in addition to reflecting the price returns of the stocks composing the Index, would also reflect the reinvestment of all dividends and other distributions paid on such component stocks.

•	THE SPONSOR OF THE INDEX MAY ADJUST THE INDEX IN WAYS THAT AFFECT THE LEVEL OF THE INDEX AND HAS NO OBLIGATION TO CONSIDER YOUR INTERESTS — The sponsor of the Index (the “Index Sponsor”) is responsible for calculating and maintaining the Index. The Index Sponsor can add, delete or substitute the components of the Index or make other methodological changes that could change the level of the Index. You should realize that the changing of such Index components may affect such Index, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the level of the Index and, thus, the value of, and your return on, the securities. The Index Sponsor has no obligation to consider your interests in calculating or revising the Index.

•	THE SECURITIES ARE SUBJECT TO RISKS ASSOCIATED WITH SMALL-CAPITALIZATION COMPANIES — The stocks composing the Index are issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and, therefore, the level of the Index may be more volatile than the levels of indices that consist of large-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. These companies may also be more susceptible to adverse developments related to their products or services.

•	The Policies of the FUND ADVISOR and Changes that Affect the fund or THe Tracked Index Could Adversely Affect the Value of the securities — The policies of the Fund Advisor concerning the calculation of the Fund’s net asset value (“NAV”), additions, deletions or substitutions of securities or other assets or financial measures held by the Fund, substitution of the Tracked Index and the manner in which changes affecting how the Tracked Index is calculated are reflected in the Fund could adversely affect the price of the shares of the Fund and, therefore, the value of, and your return on, the securities. The value of, and your return on, the securities could also be adversely affected if the Fund Advisor changes these policies, for example, by changing the manner in which it calculates the Fund’s NAV, or if the Fund Advisor discontinues or suspends calculation or publication of the Fund’s NAV, in which case it may become difficult to determine the value of the securities. If events such as these occur or if the Closing Level of the Fund is not available on the Final Valuation Date because of a market disruption event or for any other reason, the calculation agent, in certain circumstances, may determine the Closing Level of the Fund and the Payment at Maturity in a manner it considers appropriate in its sole discretion.

•	The Performance of the fund, Particularly During Periods of Market Volatility, May Not Match the Performance of the Tracked Index or ITS NET ASSET VALUE per Share — The performance of the Fund may not match the performance of the Tracked Index due to a number of factors.

PS-13

For instance, the Fund may not hold all or substantially all of the securities included in the Tracked Index and the Fund Advisor may invest a portion of the Fund’s assets in securities not included in the Tracked Index. Therefore, the performance of the Fund is generally linked, in part, to assets other than the securities included in the Tracked Index. Additionally, the performance of the Fund will reflect transaction costs and fees that are not included in the calculation of the Tracked Index.

In addition, because the shares of the Fund are traded on a securities exchange and are subject to supply and demand, the performance of one share of the Fund may differ from the performance of the Tracked Index or the Fund’s NAV per share. Furthermore, during periods of market volatility, securities or other assets held by the Fund may become unavailable in the secondary market due to reduced liquidity or suspensions of, or limitations on, trading, making it difficult for market participants to accurately calculate the NAV per share of the Fund and/or create, redeem or hedge shares of the Fund. In such circumstances, the prices at which market participants are willing to buy and sell shares of the Fund may be significantly lower than the Fund’s NAV and the liquidity of the shares of the Fund may be materially and adversely affected. Consequently, the performance of the Fund may deviate significantly from the performance of the Tracked Index or the Fund’s NAV per share. These circumstances may or may not constitute market disruption events and, in either case, your return on the securities may be determined based on the price of the Fund when it deviates significantly from the performance of the Tracked Index or the Fund’s NAV per share. If this occurs, the value of, and your return on, the securities may be materially and adversely affected.

•	ANTI-DILUTION PROTECTION IS LIMITED AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Fund in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

•	THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the Fund invests in stocks denominated in foreign currencies but its shares are denominated in U.S. dollars, changes in currency exchange rates may negatively impact the Fund’s return. Of particular importance to currency exchange rate risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rates;

o	political, civil or military unrest;

o	the balance of payments between the countries represented in the Fund and the U.S.; and

o	the extent of governmental surpluses or deficits in the countries represented in the Fund and the U.S.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the Fund, the U.S. and other countries important to international trade and finance. An investor’s net exposure to currency exchange rate risk will depend on the extent to which the currencies represented in the Fund strengthen or weaken against the U.S. dollar and the relative weight of each currency represented in the Fund. If, taking into account such weighting, the U.S. dollar strengthens against the component currencies as a whole, the price of the Fund will be adversely affected and the value of the securities may be reduced. Additionally, the volatility and/or correlation (including the direction and extent of such correlation) of the exchange rates between the U.S. dollar and the currencies represented in the Fund could adversely affect the value of the securities.

•	THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES LINKED TO THE VALUES OF EQUITY SECURITIES ISSUED BY NON-U.S. COMPANIES — The Fund holds component stocks that are

PS-14

issued by companies incorporated outside of the U.S. Because the component stocks also trade outside the U.S., the securities are subject to the risks associated with non-U.S. securities markets. Generally, non-U.S. securities markets may be less liquid and more volatile than U.S. securities markets and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the price of the Fund and the value of your securities. Furthermore, there are risks associated with investments in securities linked to the values of equity securities issued by non-U.S. companies. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by non-U.S. companies may be adversely affected by political, economic, financial and social factors that may be unique to the particular countries in which the non-U.S. companies are incorporated. These factors include the possibility of recent or future changes in a non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•	THERE IS NO AFFILIATION BETWEEN THE FUND OR THE UNDERLYING STOCK ISSUERS AND US AND WE HAVE NOT PARTICIPATED IN THE PREPARATION OF, OR VERIFIED, ANY INFORMATION ABOUT THE FUND OR THE UNDERLYING STOCK ISSUERS — We are not affiliated with the Fund or the other issuers of the component stocks held by the Fund or underlying the Index or the Tracked Index (such stocks, “Underlying Stocks,” and the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we or our affiliates may currently, or from time to time in the future, engage in business with the Underlying Stock Issuers, including extending loans to, making equity investments in, acting as underwriter in connection with future offerings of the Underlying Stocks by, or providing advisory services (including merger and acquisition advisory services) to, such Underlying Stock Issuers. In the course of this business, we or our affiliates may acquire non-public information about the Underlying Stock Issuers and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the securities, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. Neither the Fund nor any of the Underlying Stock Issuers is involved in this offering in any way and none of them has any obligation of any sort with respect to your securities. The Fund has no obligation to take your interests into consideration for any reason, including when taking any actions that would require the calculation agent to adjust the Share Adjustment Factor, which may adversely affect the value of your securities.

•	PAST PERFORMANCE OF THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings over the term of the securities may bear little relation to the historical closing prices or levels, as applicable, of the Underlyings and/or the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlyings or whether the performance of the Underlyings will result in the return of any of your investment.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this pricing supplement is based on the full Face Amount of securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole

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discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•	THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the prices or levels, as applicable, of the Underlyings have increased since the Trade Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the prices or levels, as applicable, of the Underlyings will affect the value of the securities more than any other single factor, the value of the securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlyings;

o	the time remaining to the maturity of the securities;

o	the market prices and dividend rates of the shares of the Fund and of the securities composing the Underlyings;

o	the composition of the Underlyings;

o	the occurrence of certain events affecting the Fund that may or may not require an anti-dilution adjustment;

o	the exchange rates between the U.S. dollar and the non-U.S. currencies that the stocks held by the Fund are traded in;

o	interest rates and yields in the markets generally;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect either Underlying, the Tracked Index or the markets generally;

o	supply and demand for the securities; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the securities, it is possible that their value may decline significantly due to the factors described above even if the prices or levels, as applicable, of the Underlyings remain unchanged from their respective Initial Levels, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the securities to maturity to receive the stated payout from the Issuer.

•	TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We or our affiliates may also engage in trading in instruments linked or related to the Underlyings on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions

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for customers, including block transactions. Such trading and hedging activities may adversely affect the prices or levels, as applicable, of the Underlyings and, therefore, make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. To the extent that we or our affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our or our affiliates’ interests with respect to such products may be adverse to those of the holders of the securities. Introducing competing products into the marketplace in this manner could adversely affect the prices or levels, as applicable, of the Underlyings and the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities. Furthermore, because Deutsche Bank Securities Inc. (“DBSI”) or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the securities, DBSI or such affiliate may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that DBSI receives for the sale of the securities to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for DBSI to sell the securities to you in addition to any compensation they would receive for the sale of the securities.

•	WE OR OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICES OR LEVELS, AS APPLICABLE, OF THE UNDERLYINGS AND THE VALUE OF THE SECURITIES — We or our affiliates may publish research from time to time on financial markets and other matters that could adversely affect the prices or levels, as applicable, of the Underlyings and the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us or our affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlyings.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Share Adjustment Factor and will be responsible for determining whether a market disruption event has occurred as well as, in some circumstances, the prices or levels, as applicable, related to the Underlyings that affect whether the securities are automatically called. Any determination by the calculation agent could adversely affect the return on the securities.

•	THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Historical Information

The following graphs set forth the historical performances of the iShares® MSCI EAFE ETF and the Russell 2000® Index based on their daily closing prices or levels, as applicable, from July 5, 2012 through July 5, 2017. The closing price of the iShares® MSCI EAFE ETF on July 5, 2017 was $65.12. The closing level of the Russell 2000® Index on July 5, 2017 was 1,420.147. The graphs below also indicate by a broken line the Buffer Level equal to, (i) with respect to the iShares® MSCI EAFE ETF, $52.10, which is equal to 80.00% of its Initial Level and, (ii) with respect to the Russell 2000® Index, 1,136.118, which is equal to 80.00% of its Initial Level. We obtained the historical closing prices and levels of the Underlyings below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical closing prices and levels of the Underlyings should not be taken as an indication of future performance and no assurance can be given as to the closing prices or levels, as applicable, of the Underlyings on any of the Observation Dates (including the Final Valuation Date). We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment.

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Supplemental Plan of Distribution (Conflicts of Interest)

DBSI, acting as agent for Deutsche Bank AG, will receive a selling concession in connection with the sale of the securities in an amount equal to 0.05% or $0.50 per $1,000 Face Amount of securities.

DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which is the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent

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transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of January 1, 2016, filed as an exhibit to the opinion of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the authentication of the securities by the authenticating agent and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated as of January 1, 2016, which has been filed by the Issuer on Form 6-K dated January 4, 2016.

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